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                              AMENDED AND RESTATED
                              --------------------

                            ARTICLES OF INCORPORATION
                            -------------------------

                                       OF
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                                SPF ENERGY, INC.
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     The following Amended and Restated Articles of Incorporation of SPF Energy,
Inc. are hereby adopted to supersede the original articles and all amendments thereto:

     Article 1. The name of said corporation shall be SPF Energy, Inc.

     Article 2. The purposes for which the corporation are organized are to engage in diversified business activities in the petroleum energy industry, and to engage in any other business which may lawfully be conducted by a North Dakota business corporation.

     Article 3. The address of the registered agent for the corporation is 3520 North Broadway, P.O. Box 1847, Minot, ND 58702; the name of its registered agent at that address is Vern Lysford.

     Article 4. The aggregate number of shares which the corporation shall have authority to issue is Ten Million (10,000,000) Common shares of One Cent ($0.01) par value per share, and Two Million Five Hundred Thousand (2,500,000) of Preferred shares of One Cent ($0.01) par value per share, and with the following rights and preferences.

     A. VOTING. Preferred shares shall be nonvoting shares.



PRINGLE & HERIGSTAD, P.C.
     P.O. BOX 1000
MINOT, NORTH DAKOTA 58702


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     B. PREFERENCES. The holders of record of Preferred shares shall be entitled to preferences in matters as provided by the Board of Directors.

     Neither Common nor Preferred shares include pre-emptive rights with respect to the issuance of additional shares of any stock of the corporation.

     No shares in the corporation in the corporation have been issued.

     The undersigned incorporator of SPF Energy, Inc. declares that no shares of the corporation have been issued and that no directors have been elected, and that he has acted to amend and restate its Articles of Incorporation pursuant to the provisions of Sections 10-19.1-18, -21, and -30 of the North Dakota Century Code.

     Dated this 1st day of July, 1996.

                                                    /s/ Vern Lysford
                                               ---------------------------------
                                               Vern Lysford, Incorporator

PRINGLE & HERIGSTAD, P.C.
     P.O. BOX 1000
MINOT, NORTH DAKOTA 58702



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